Exhibit 99.1

PFSweb Announces Closing of $25 Million Asset-Based Lending Agreement
IRVING, TX – June 21, 2023 –PFSweb, Inc. (NASDAQ: PFSW), a premier eCommerce order fulfillment provider, announced today the closing of a $25 million asset-based secured lending agreement with Texas Capital Bank, the lending affiliate of Texas Capital Bancshares, Inc. (NASDAQ: TCBI).

Under the credit agreement, and subject to the terms set forth therein, the lenders have agreed to provide Priority Fulfillment Services, Inc., a subsidiary of PFSweb, Inc., with a $25 million revolving loan facility for a period of five years. Availability under the credit facility may not exceed a borrowing base of 85% of eligible accounts receivable, as defined in the agreement, minus certain reserves and holdbacks. Advances under the credit facility accrue interest at a variable rate plus an applicable margin.

“This new credit facility provides incremental financial liquidity and the flexibility to support our long-term growth strategy,” said Mike Willoughby, CEO of PFSweb. “While we do not anticipate near-term borrowings, as we believe we have sufficient cash to support our current business activities, this incremental flexibility is anticipated to enhance our overall financial strength to support our strong growth outlook. We appreciate Texas Capital Bank’s support and partnership in securing this agreement.”

About PFSweb, Inc.
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gateway-grp.com